EXHIBIT 4.2

                        CONSULTING SERVICES CONTRACT
                              WITH DONALD ROBERTS

      This consulting services agreement ("Consulting Agreement") is made as of this 30th day of March, 2001, by and between Donald F. Roberts of 12739 Cambridge Lane, Leawood, KS 66209 and NUTEK, INC., 15722 Chemical Lane, Huntington Beach, CA 92649, (referred to herein as the "Company"), and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:


      WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "NUTK"; and

      WHEREAS, and the Consultant has the working background and knowledge to assist the Company and advise on the potential spin-off of Nutek Oil Inc.

      WHEREAS, the Company wishes to retain Donald Roberts as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. (a)The Company herby retains Donald F. Roberts to provide general consulting services related to the proposed spin off of the company's wholly owned subsidiary Nutek Oil Inc. and such additional consulting services relating to the business affairs of the Company as it may reasonably require from time to time. The parties intend for this Consulting Agreement to be viewed as a "living document", not cast in granite, subject to being flexible so as to accommodate the reasonable consulting services needs of the Company, for the mutual benefit of the parties. The Consultant agrees to make himself available at all reasonable times for the foregoing purposes and to devote such of his time and attention thereto as he shall determine is required.

      (b) The Company understands and agrees that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decisions regarding any action taken or filings made by the Company in reliance upon such advice by the Consultant, lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the spin off on Nutek Oil Inc., has been completed or two years. Whichever first occurs. The Consulting Agreement shall become in full force and effect as of the date and time the three hundred thousand (300,000) shares of free trading stock of the company have been issued and delivered to Consultant as contemplated under paragraph 3, below.

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Donald Roberts shall be issued three hundred thousand (300,000) shares of the Company's common stock, par value $.001 per share. The stock is to be issued pursuant to the consent of the Company's Board of Directors, shall be issued in the name of Donald Roberts. The Company hereby agrees to register the shares of common stock on a Form S-8 registration statement and the Company shall obtain the requisite opinion letter from its corporate counsel as to the legality of such registration.



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4.  Covenant not to sue.  In further consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties and each of them for themselves, legal representatives, assigns and heirs where applicable, covenant with each other to never institute any suit or action at law against the other by reason of any claim each of them may now have or hereafter acquire, directly or indirectly, arising under or in any way related to this Agreement, except for injunctive relief.

5.  Miscellaneous.

           5.1  Assignment. This Agreement is not transferable or assignable.

           5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


                                                NUTEK, INC.
                                                By: /s/
                                                -----------------------
                                                Murray N. Conradie, CEO


  AGREED AND ACCEPTED
  By: /s/

  --------------------
  Donald Roberts
12739 Cambridge Lane, Leawood, KS 66209



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